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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Mission Resources Corporation of our report dated
March 1, 2001, relating to the financial statements of Bargo Energy Company, which appears in Bellwether Exploration Company's Form S-4/A (333-54798). We also consent to the incorporation by reference in this Registration Statement on Form S-4 of Mission Resources Corporation of our report dated November 15, 1999, relating to Bargo Energy's Statement of Revenue and Direct Operating Expenses of the East Texas Properties, which appears in Bellwether Exploration Company's Form S-4/A (333-54798). We also consent to the reference to us under the heading "Experts" in this Registration Statement.

                                        /s/ PricewaterhouseCoopers LLP


Houston, Texas
July 26, 2001